EXHIBIT 10.2

PROPEX INC.

November 3, 2006

Mr. W. Michael Coffin

6025 Lee Highway

Chattanooga, TN 37421

Dear Mr. Coffin:

Propex Inc. (“Propex”) is pleased to offer (the “Offer”) you continued employment as an Executive Vice President and the Chief of Operations of Propex, effective as of May 24, 2006 (the “Effective Date”).

The following are the components of the Offer:

18. Term. The term of your employment hereunder will commence on the Effective Date and will continue for an initial period of two (2) years thereafter (the “Initial Term”). Following the expiration of the Initial Term, your employment shall continue until the date your employment is terminated pursuant to the provisions hereof.

19. Compensation. You will receive an annual salary during the term of your employment of $300,000 (“Annual Salary”), which Annual Salary shall be pro-rated for 2006, subject to statutory withholdings and deductions. Your Annual Salary also will be subject to annual review by the Board of Directors of Propex (the “Propex Board”), but will not be fixed by the Propex Board below the initial Annual Salary set forth in this Offer.

20. Vacation. You will be granted five (5) weeks of vacation annually during the term of your employment (“Vacation Time”), which Vacation Time shall be pro-rated for 2006.

21. Business Expenses. During the term of your employment, you will be reimbursed for such reasonable business travel, entertainment, and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed for an executive vice president of a corporation the size and nature of Propex. Propex will reimburse all of your reasonable costs and expenses (including reasonable legal fees) in connection with entering into this Agreement.

22. Company Car. During the term of your employment, you will be entitled to the use of a company car, to be leased by Propex, together with any expenses relating to the company car, and which car shall be of a United States make and model such as a Cadillac DTS, a Lincoln Town Car, or an equivalent model thereto. The company car may be traded-in on or after the twenty-four (24) month anniversary of the commencement of the automobile lease.

23. Benefits.

(a) General. During the term of your employment and in the event that your employment with Propex is terminated by reason of your Permanent Disability (as defined in Exhibit A attached hereto (“Exhibit A”)) for the Disability Benefits Term (as defined in paragraph 6(c)), you and your dependents will be entitled to participate in such medical, prescription, dental, hospitalization, and other similar welfare insurance plans and programs as Propex maintains from time to time and to the same extent for other employees of Propex (the “Welfare Benefits”). The foregoing, however, will not be construed to require Propex to establish any such plans or to prevent the modification or termination of such plans once established.

(b) Life Insurance. Propex will pay the required premiums, during the term of your employment, on life insurance policies in an amount equal to three times (3x) your Annual Salary (as of the date of such termination), and such policies shall reflect that your beneficiaries or estate shall receive any benefits paid pursuant to such policies.

(c) Disability Benefits. In the event that your employment with Propex is terminated by reason of your Permanent Disability, you will receive (i) for a period of thirty-six (36) months after such termination (the “Disability Benefits Term”), an amount equal to 100% of your Annual Salary (as of the date of such termination) during each twelve months of the Disability Benefits Term, payable in monthly installments, and (ii) the Accrued Obligations (as hereinafter defined) payable under Section 11.

(d) Deferred Compensation Plan. During the term of your employment, you will be entitled to participate in such 401(k), pension, deferred compensation, and similar plans (for the purpose of deferring some portion of your Annual Salary and/or bonuses) as Propex maintains from time to time. If Propex has not established a nonqualified deferred compensation plan as of the date of this Offer, it will do so as soon as reasonably practicable after the date of this Offer.

24. Confidentiality Agreement; Compliance with Policies. As a condition of your employment, you will be required to (a) execute standard confidentiality agreements, if such agreements are not already in place, and (b) comply with all company policies of Propex and its affiliated companies.

25. Investment. You acknowledge and agree that any investment in any securities of Propex Holdings Inc. (“Holdings”) by you, or any decision by you not to make any such investment, is not a condition to, or in any way related to, this Offer or your employment.

26. Stock Option Plan. You will be eligible to participate in the stock option plan of Holdings, in such amounts and upon such terms as are approved by the Board of Directors of Holdings (the “Holdings Board”) or a duly authorized committee thereof, subject to the approval of such stock option plan by the Holdings Board and the stockholders of Holdings, provided that you understand and agree that your participation in such stock option plan is not a condition to your employment and that stock options to be granted, if any, will be determined at the discretion of the Holdings Board.

27. Bonus Plan. If Propex meets its budgeted EBITDA for 2006, you will receive a target bonus payment of 50% of your pro-rated Annual Salary for 2006 (the “Target Bonus”). As previously established by the Propex Board, some percentage of the Target Bonus would be paid if Propex meets a specified percentage (as determined by the Propex Board) of the budgeted EBITDA for 2006. In the event that Propex exceeds its budgeted EBITDA for 2006 by a percentage specified by the Propex Board, you will be entitled to receive an additional bonus payment, as determined at the discretion of the Propex Board. For 2007 and beyond, the Propex Board will determine target EBITDA thresholds for Propex and future Target Bonuses, which payments will be awarded for each year that the target EBITDA thresholds are met; however, such future Target Bonuses for any given year will not be less than the 2006 Target Bonus if Propex meets its established target EBITDA thresholds for each such year (the “Bonus Plan”).

28. Termination. It is expressly agreed that either you or Propex may terminate your employment upon thirty (30) days’ advance written notice by the terminating party and that upon any such termination, except as set forth in Section 6(c) or Section 12 hereof, you will (i) not be entitled to any payment in the nature of severance or otherwise, other than an amount equal to (a) your Annual Salary through the date of termination to the extent not theretofore paid and (b) all bonus amounts due and payable under the Bonus Plan (which bonus amounts will be determined pursuant to the terms of, and payable at the time called for by, the Bonus Plan, and which bonus amounts will be pro rated by multiplying such bonus amounts by a fraction consisting of the number of days served in the year of such termination prior to termination of employment divided by 365) and (ii) comply with the provisions of paragraph 13(b) hereof. The obligation under clause (i)(a) above shall be paid within seventy-five (75) days of the date of your termination of employment and the obligation under clause (i)(b) above shall be paid in accordance with the Bonus Plan. The amounts to be paid under (i) and the payment of such amounts shall hereinafter be known as the “Accrued Obligations.” All Accrued Obligations shall be subject to statutory withholdings and deductions.

29. Termination without Cause or with Good Reason. If your employment is terminated by Propex without Cause or by you for Good Reason (as defined in Exhibit A), you will (i) be entitled to the severance benefits in this Section 12 and (ii) comply with the provisions of paragraph 13(b) hereof.

(a) You will receive a severance payment (the “Severance Payment”) equal to the sum of (i) an amount equal to one hundred and fifty percent (150%) of your Annual Salary (as of the date of such termination), (ii) an amount equal to one hundred and fifty percent (150%) of the average of all annual bonuses previously paid to you pursuant to the Bonus Plan; provided, however, that if such termination occurs prior to the payment to you of any such bonuses, you will receive one hundred and fifty percent (150%) of your 2006 Target Bonus, (iii) an amount equal to the number of days of your unused vacation time multiplied by a fraction consisting of your Annual Salary (as of the date of such termination) divided by 365, (iv) if your employment is terminated prior to the expiration of the Initial Term, an amount equal to the as then unpaid remainder of your salary for the duration of the Initial Term plus any bonus amounts to which you would have been entitled had your employment not been terminated prior to the expiration of the Initial Term, and (v) the Accrued Obligations payable under Section 11. All amounts to be paid under this paragraph 12(a) (other than the Accrued Obligations which shall be paid as set forth in Section 11) shall be paid within seventy-five (75) days of the date of your termination of employment under this Section 12 and shall be subject to statutory withholdings and deductions.

(b) To the extent not theretofore paid or provided, Propex will timely pay or provide to you any other amounts or benefits required to be paid or provided or which you are eligible to receive under any plan, program, policy, practice, contract or agreement of Propex and its affiliates; which amount or benefit will include a pro rata number of previously unvested options which will vest immediately (to be determined by multiplying the number of options you would have been entitled to receive at the next vesting date but for such termination by a fraction consisting of the number of days served in the year commencing on the day following the vesting date occurring immediately prior to termination of employment divided by 365) (the “Pro Rata Option”), it being agreed that any conditions relating to such Pro Rata Option will be deemed to be satisfied.

(c) For a period of eighteen (18) months following such termination, you and your dependents will be entitled to continued participation in the Welfare Benefits maintained by Propex. If the terms of such programs do not permit continued participation by you and your dependents, Propex will provide you with the amount necessary, on a monthly basis, to permit you and your dependents to purchase coverage that is in the aggregate substantially similar to the coverage provided under Propex’s programs. Propex will assist you in identifying such coverage.

30. Non-Competition Covenant.

(a) During your employment with Propex, you will not compete with Propex or its affiliates, directly or indirectly, either for yourself or as a member of a partnership or as a stockholder (except as a stockholder of Holdings or as a stockholder of less than one percent of the issued and outstanding stock of a publicly-held company whose gross assets exceed $100 million), investor, owner, officer, director, trustee or manager of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, in any business in competition with that carried on by Propex or any of its affiliated companies.

(b) During the Non-Compete Term (as defined below), you will not (i) represent, engage in, carry on, or have a financial interest in, directly or indirectly, individually, as a member of a partnership or limited liability company, equity owner, stockholder (other than as a stockholder of Holdings or as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross assets exceed $100 million), investor, owner, officer, director, trustee, manager, employee, agent, associate or consultant, in any business worldwide which directly competes in any material respect with any of the services or products produced, sold, conducted, developed, or in the process of development by Propex and its affiliated companies on the date of termination of your employment, or (ii) directly or indirectly, whether as a principal, agent, officer, director, manager, employee, consultant, independent contractor or otherwise, alone, in association with, or on behalf of any other person, firm, corporation or other business organization, (A) solicit, sell, call upon, advise, do or attempt to do business with or otherwise contact any customer of Propex, its parent, subsidiaries, or other affiliate companies as of the date of such termination, or (B) (1) hire or attempt to hire any employee of Propex, its parent, subsidiaries, or other affiliate companies (other than an employee whose position is of an administrative or secretarial nature) or any former such employee of Propex who was employed by Propex, its parent, subsidiaries, or other affiliate companies at any time within the twelve (12) months preceding the Initial Non-Compete Term (as defined below), (2) assist in such hiring by any other person, (3) encourage any such employee to terminate his/her employment with Propex, its parent, subsidiaries, or other affiliate companies, (4) solicit, encourage or induce any customer, supplier, or other person or entity having a business relationship with Propex, its parent, subsidiaries, or other affiliate companies to reduce, limit, or terminate its business relationship with Propex, its parent, subsidiaries or other affiliate companies, and/or (5) make any statement (orally or in writing) about Propex, its parent, or any of its subsidiary or other affiliated companies or any of their products or services, which statement could reasonably be expected to be detrimental to Propex, its parent or any of its subsidiary or other affiliated companies or the marketing or sale of any of their products or services.

(c) The “Non-Compete Term” is for eighteen (18) months beginning on the date of termination of your employment (the “Initial Non-Compete Term”); provided, however, the foregoing notwithstanding, the Non-Compete Term may be extended for an additional year (the “Non-Compete Term Extension”) upon written notice by Propex provided to you at least six (6) months prior to the end of the Initial Non-Compete Term and payment of an additional amount equal to one year’s Annual Salary (as of the date of such termination), which additional amount will be payable at the start of the Non-Compete Term Extension, in the event that the Initial Non-Compete Term is extended by Propex.

(d) You acknowledge that the limitations set forth herein on your rights to compete with Propex and its subsidiary and affiliated companies are reasonable and necessary for the protection of Propex and its subsidiary and affiliated companies. In this regard, you hereby specifically agree that the provisions herein as to period of time and geographic area, as well as all other restrictions on your activities specified herein, are reasonable and necessary for the protection of Propex and its subsidiary and affiliated companies. You agree that, in the event that the provisions of this Offer should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

31. Parachute Payment Gross-Up Treatment. In the event (a) part or all of the compensation and benefits to be paid to you hereunder are determined by the IRS to be “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) the payment thereof will cause you to incur excise tax under Section 4999 of the Code, Propex, on or before the date for payment of such excise tax, shall pay you, in a lump sum, an amount (the “Gross-Up Amount”) such that, after payment of all federal, state and local income tax and any additional excise tax under Section 4999 of the Code in respect of the Gross-Up Amount payment (including interest and penalties thereon), you will be fully reimbursed for the amount of such excise tax. For the avoidance of doubt, the intent of this Section 14 is to ensure that you retain the same amount of compensation and benefits you would have retained if Sections 280G and 499 did not apply.

32. Section 409A and Gross-Up Treatment. To the extent applicable, it is intended that this Agreement complies with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to that section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Agreement to fail to satisfy Section 409A will have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. Such amendment may include, but will not be limited to, a delay in payments that would otherwise be made upon termination of employment to the extent necessary to comply with Section 409A. However, unless otherwise agreed between you and Propex, in no event shall any payments or benefits hereunder be diminished to comply with Section 409A. In the event that any provision of this Agreement fails to comply with Section 409A which causes you to be liable for the excise tax thereunder, Propex shall pay you, in a lump sum, an amount (the “409A Gross-Up”) such that, after payment of the excise tax imposed by Section 409A, you will be fully reimbursed for the amount of such excise tax. The amount of the 409A Gross-Up, if payable, shall be included as part of the parachute payment in the calculation of the Gross-Up Amount in Section 14.

33. “At-Will” Employment. Your employment will be “at-will.” This means that you may cease your employment or have your employment terminated at any time, without requirement of Cause or for any reason; provided that you may receive notice and certain payments under the circumstances set forth in Sections 6(c), 11, or 12 above. Nothing contained in this Offer will be construed to constitute a continued obligation with respect to your employment, or affect your status, as an employee “at-will.”

34. Governing Law. This Offer shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Sincerely,

Propex Inc.

By:	/s/ Joseph F. Dana
Name:	Joseph F. Dana
Title:	President and Chief Executive Officer

I have read, understood and agree to be bound by the above terms set forth in this Offer. Additionally, I acknowledge that my employment pursuant to this Offer will be at-will and may be terminated subject to the provisions of Sections 6(c), 11, and 12 of this Offer, without requirement of Cause or for any reason.

Dated: November 3, 2006

/s/ W. Michael Coffin
W. Michael Coffin

EXHIBIT A

Definition of “Cause”. When used in connection with the termination of your employment with Propex or any of its affiliate companies, “Cause” means: (i) breach of your obligations under this Offer after you have been given notice specifying such breach and a reasonable opportunity to cure such breach; (ii) failure to adhere to any written policy of Propex and its affiliated companies after you have been given notice specifying the failure and a reasonable opportunity to comply with such policy or cure your failure to comply; (iii) your conviction of, indictment for or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (iv) the commission by you of an act of fraud upon Propex or any of its affiliated companies; (v) the misappropriation (or attempted misappropriation) of any funds or property of Propex or any of its affiliated companies; (vi) your willful and continued refusal to perform the duties assigned to you under this Offer which persists for at least thirty (30) days following written notice thereof by the Propex Board to you; (vii) your engagement in any direct, material conflict of interest with Propex or any of its affiliated companies without compliance with the conflict of interest policy of Propex or any of its affiliated companies, if any, then in effect, which persists for at least thirty (30) days following written notice thereof by the Propex Board to you; (viii) your engagement, without the written approval of the Propex Board, in any activity which competes with the business of Propex or any of its affiliated companies or which would result in a material injury to Propex or any of its affiliated companies, which persists for at least thirty (30) days following written notice thereof by the Propex Board to you; (ix) your engagement in any activity which would constitute a material violation of the provisions of Propex’s or any of its affiliated companies’ insider trading policies or business ethics policies, if any, then in effect, (x) any act of gross misconduct that, in the judgment of the Propex Board has or could have a material adverse effect on Propex’s business or operations; or (xi) your Permanent Disability.

Definition of “Good Reason”. When used in connection with the termination of your employment with Propex or any of its affiliate companies, “Good Reason” means: (i) the assignment to you of duties substantially inconsistent with your position with Propex or any of its affiliate companies (as of the Effective Date) or a substantial reduction of your duties or responsibilities, which persists for at least thirty (30) days following written notice thereof by you to the Propex Board; (ii) a material reduction by Propex to your compensation (including bonus opportunities) which is provided to you as of the Effective Date; or (iii) a demand by Propex that you relocate to a place that is located more than a fifty (50)-mile radius beyond the location at which you are to perform your duties under this Offer on the Effective Date.

Definition of “Permanent Disability”. When used in connection with the termination of your employment with Propex or any of its affiliate companies, “Permanent Disability” means: if, in the opinion of a physician selected by the Compensation Committee of the Propex Board, your are incapable of performing services for Propex of the kind you were performing at the time the disability occurred by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration.